                                                                   EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                        CATELLUS DEVELOPMENT CORPORATION
                                      AND
                               TIMOTHY J. BEAUDIN


                               FEBRUARY 10, 1995

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----

ARTICLE I
                   EMPLOYMENT RELATIONSHIP...................    2
     1.1  Employment.........................................    2
     1.2  Term..............................................     3
     1.3  Base Salary........................................    3
     1.4  Bonuses............................................    4
     1.5  Stock Option.......................................    5
     1.6  Place of Performance and Relocation Costs..........    5
     1.7  Termination of Employment..........................    6
     1.8  Benefits Upon Termination..........................    9
     1.9  Benefits...........................................   10
     1.10 Indemnity..........................................   12

ARTICLE II
                         COVENANTS...........................   13
     2.1  Covenant Against Competition.......................   13
     2.2  Trade Secrets and Other Confidential Information...   14

ARTICLE III
             ADMINISTRATION, ENFORCEMENT AND OTHER MATTERS...   15
     3.1  Integration........................................   15
     3.2  Confidential Information...........................   15
     3.3  Severability; Governing Law........................   16
     3.4  Title and Headings.................................   16



     3.5   Notices...........................................   16
     3.6   Nonassignability..................................   17
     3.7   Attorneys' Fees and Costs for Proceedings.........   17
     3.8   Full Settlement...................................   17
     3.9   Waiver............................................   18
     3.10  Arbitration of Disputes...........................   18

EXHIBIT A

     STOCK OPTION AWARDS TO EXECUTIVE

EXHIBIT B

     CATELLUS DEVELOPMENT CORPORATION BENEFITS SUMMARY 1995

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                        CATELLUS DEVELOPMENT CORPORATION
                                      AND
                               TIMOTHY J. BEAUDIN


     This Employment Agreement (the "Agreement") is made and entered into this 10th day of February, 1995 by and between TIMOTHY J. BEAUDIN ("Executive") and CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation, with its principal office located in San Francisco, California (the "Company").

                                    RECITALS

     A. The Company is engaged in the business of developing, managing and marketing real estate.

     B. Executive has substantial experience and expertise in the field of real estate.

     C. The Company desires to secure the services of Executive as Vice President-Property Operations of the Company and Executive desires to perform such services for the Company on the terms and conditions hereinafter set forth.

                                 A G R E E M E N T:

          NOW, THEREFORE, Executive and the Company hereby agree as follows:

                                   ARTICLE I
                            EMPLOYMENT RELATIONSHIP

1.1  Employment.
     ----------

          (a) The Company hereby employs Executive as Vice President-Property Operations of Company, with a term of service to commence on February 10, 1995. Executive shall report to the Chief Executive Officer of the Company and shall have such duties as may be prescribed by the Chief Executive Officer, including managerial and administrative duties assigned by the Chief Executive Officer and shall be part of the senior management group of the Company. The Company and Executive acknowledge and agree that the Company is considering a corporate reorganization and that Executive's duties may be modified as a result of such reorganization.

          (b) During the term of this Agreement, and subject to the provisions hereof, Executive shall devote his full-time best efforts to his employment. Executive shall not engage in any other activities which would represent a material conflict with his duties to the Company. Executive may make and manage personal business investments of his choice, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties.

          (c) Vacations of three weeks every 12 months shall be permitted and such vacation time shall vest immediately.

1.2  Term.
     ----

          This Agreement shall commence on February 10, 1995, and shall continue in effect through February 9, 1998, subject to the termination provisions contained in Section 1.7 hereof.

1.3  Base Salary.
     -----------

          Executive shall receive a minimum annual base salary (the "Base Salary") payable in substantially equal installments no less than twice monthly, with the first payment to occur on or about March 1, 1995 for corporate officer services commencing on February 10, 1995. The Base Salary shall be reviewed every 12 months by the Chief Executive Officer of the Company and, as a result of that review, shall be subject to possible increases based upon the attainment of operating goals as mutually determined by Executive and the Chief Executive Officer of the Company. Any increase to Base Salary will be effective on each January 1st by the amount which results from that review.

Executive's initial annual Base Salary under this Agreement shall be $185,000.

1.4  Bonuses.
     -------

          (a) Executive acknowledges receipt of a bonus in the amount of $50,000, which has been paid to Executive in cash with appropriate withholding amounts deducted therefrom.

          (b) Executive shall participate in the Company's annual bonus plan, with an annual target bonus equal to 30% of Base Salary and a maximum bonus of 60% of Base Salary through December 31, 1995; provided however that Executive shall receive a guaranteed minimum target bonus award of $50,000 for the period of service from February 10, 1995 through December 31, 1995 with such $50,000 bonus payable on or before March 15, 1996, subject to appropriate withholding payments deducted therefrom.

          No bonuses shall be guaranteed for the 1996 and 1997 operating years but the annual target bonus for each of the years shall be 30% of the then Base Salary and the maximum bonus shall be 60% of the then Base Salary. The standards of performance for bonus payments for Executive for 1995 will be negotiated with Executive by the Chief Executive Officer of the Company on or before May 31, 1995.

1.5  Stock Option.
     ------------

          On the date hereof, Executive will be granted non-qualified stock options covering an aggregate of 100,000 shares of Common Stock of the Company in accordance with the Company's existing Amended and Restated Executive Stock Option Plan and Exhibit A attached hereto, which option shall be effective as of the date hereof. Such stock option shall be granted with the initial per share exercise price set at the average closing market price for such Common Stock for the five trading days prior to the date of this Agreement. Such option will have a mandatory withholding feature whereby the Company will withhold such number of shares at the time of any exercise of the option which will satisfy the estimated amount of federal and state taxes applicable to the exercise.

1.6  Place of Performance and Relocation Costs.
     -----------------------------------------

          In connection with his employment hereunder, Executive shall not be required, without his prior written consent, to be based anywhere other than 50-miles from the site of the current headquarters of the Company, except for required business travel for the Company.

          The Company shall purchase Executive's existing home located at 18832 Patrician Drive, Villa Park, California 92667. The purchase of such home is designed to enable Executive to promptly complete his relocation from his current home to San Francisco.

          With respect to the purchase of the home, the Company will select two appraisers of residential property (the "Appraisers"). The Appraisers will determine the current retail value of Executive's residence assuming sale in the ordinary course of business with a willing buyer and willing seller by averaging the amounts of the two appraisals ("Purchase Price"). The Company will purchase Executive's home from Executive for the Purchase Price. After acquisition, Executive's home will be owned by the Company and subsequent disposition will be the responsibility of the Company. Executive agrees that he and his family will cooperate in connection with the appraisal and acquisition of his home, including permitting prospective buyers to enter the home with reasonable notice of such visits. Executive will receive a lump sum payment of $25,000 within 30 days from the date hereof to cover relocation costs, reimbursement for commuting costs from Southern California to San Francisco and return trips for a 90-day period from the date hereof and no more.

1.7  Termination of Employment.
     -------------------------

          (a) If at any time during the term of this Agreement, (i) Executive involuntarily ceases to be an employee of the Company for any reason other than Termination for Cause, disability (as defined below), death, or normal retirement under the Company's pension plan or a qualified retirement plan of the Company or (ii) Executive terminates employment with the Company for Good Reason (as defined below), then Executive shall be entitled to the benefits provided in Section 1.8 below.

          (b) For purposes of this Agreement, the following definitions are set forth below:

     (i) Executive shall be "disabled" if Executive is receiving disability benefits under a long-term disability plan or disability insurance provided by the Company on the date his employment terminates; and

     (ii) Termination by the Company for "Cause" shall mean termination upon the willful and continued misconduct by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after the issuance of a Notice of Termination as set forth in this Section 1.7(b)(ii) is delivered to Executive by the Board of Directors of the Company, which Notice specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties. For purposes of this Section, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

     (iii)"Good Reason" shall exist if, without Executive's express written consent, any of the following occurs:

          (a) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company; or

          (b) the failure of the Company to fulfill its obligations under this Agreement.

     (iv) For purposes of this Agreement, "Date of Termination" shall mean the effective date specified in the Notice of Termination as of which Executive's employment terminates (which shall not be less than 30 days nor more than 60 days after the date such Notice of Termination is given).

1.8  Benefits Upon Termination.
     -------------------------

          (a) If Executive's employment is terminated for reasons other than for Cause as described under Section 1.7(b)(ii) (i.e., disability, death or normal retirement), then the amount of such benefits shall be equal to the sum of:

     (i) the number of full months remaining in this Agreement multiplied by Executive's monthly base salary (determined without regard to amounts payable under any bonus program, or other forms of extraordinary compensation) as of the Date of Termination;

     (ii) the number of full months remaining in this Agreement multiplied by Executive's target annual bonus for the year in which the termination occurred divided by 12; and

    (iii) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination.

provided, however, that the amount of such benefits shall be reduced by any
--------  -------
other benefits provided upon termination of employment to which Executive may be entitled under any severance agreement with the Company.

          The Company shall pay Executive, no later than the fifth day following the Date of Termination, a lump sum payment, in cash, equal to the amount due under Section 1.8(a) of this Agreement; provided, however, Executive may elect any time prior to the Date of Termination to receive the amounts due under
Section 1.8(a) on an installment basis as may be mutually agreed by the Company and Executive.

          (b) During the remainder of the term of this Agreement, Executive shall continue to be treated as an employee for purposes of the Company's group health and dental programs, but not for purposes of life, dependent care reimbursement, health care reimbursement, business travel accident insurance, or long-or short-term disability programs, tax-qualified retirement plans, or any other employee benefit plan or program of the Company, and shall receive benefits substantially comparable to those in effect on the day before Executive's Date of Termination.

1.9  Benefits.
     --------

          Executive shall be entitled to receive employee benefits (including, but not limited to, pension, medical, insurance and disability benefits) and perquisites appropriate for executives with comparable duties. Executive shall be entitled to reimbursement for all other reasonable business expenses, including dues (but not initiation fees) for a country club, an athletic club, and a luncheon club as well as an automobile allowance of $650 per month and $.28 per mile.

          With respect to medical coverage, Executive shall be entitled to coverage for his family, including his son, for the term of this Agreement unless Executive is terminated for Cause in which case coverage shall terminate on the Date of Termination time except for any applicable COBRA coverage. If, at any time during the term of this Agreement, Executive involuntarily ceases to be employed by the Company for any reason other than Termination for Cause or Executive terminates employment with the Company for Good Reason, then Executive shall be entitled to medical insurance for the full term of this Agreement.

          Executive shall participate under the medical insurance program of the Company but Executive shall obtain "COBRA Coverage" attributable to the insurance program with his prior employer to cover any pre-existing condition for any of the insureds in his family which cannot be covered by the Company's policy during the first six months of Executive's employment. If COBRA coverage can be obtained, the Company will pay for premiums attributable thereto up to $350 per month.

          Executive also will be entitled to ample office space and all other customary supplies and equipment to fulfill the requirements of his corporate position as well as a full-time secretary.

          In addition to the benefits named above, Executive shall be entitled to a retirement program under the Company's 401K Plan.

          The Company's current benefit programs are described on Exhibit B and such benefits and the benefits described in this Section 1.9 shall not be materially altered except for across the board modifications applicable to all Company executives.

1.10 Indemnity.
     ---------

          To the fullest extent permitted by applicable law and the Bylaws of the Company, as from time to time in effect, the Company shall indemnify Executive and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Executive under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility. To the same extent, the Company will pay and advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of or settlement of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Executive by reason of

Executive's service as an officer or agent of the Company or of a subsidiary of the Company.

                                   ARTICLE II
                                   COVENANTS

          2.1  Covenant Against Competition.  Executive agrees that for the
               ----------------------------
period ending on the earlier of the expiration of the term of this Agreement or when employment is terminated hereunder, Executive will not, without the prior written approval of the Chair of the Board of the Company, directly or indirectly, as owner, partner, officer or employee, engage in any business which is substantially competitive with any business then actively conducted by the Company or by any of its subsidiaries or undertake to consult with or advise any such competitive business, or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely and substantially affecting any activity of the Company or any of its subsidiaries; provided, however, that ownership by Executive of not more than 5 percent of the outstanding shares of stock of any such business listed on any national stock exchange or quoted on an automated quotation system, or of not more than 15 percent of the stock of any such business not so listed or quoted, shall not be deemed a violation of this covenant.

          2.2  Trade Secrets and Other Confidential Information.  In further
               ------------------------------------------------
consideration of the payments to be made to Executive hereunder, Executive agrees that:

          (a) During the term of his employment under this Agreement and for a period of 5 years thereafter, he will not divulge to anyone, other than to persons designated by the Company in writing, any trade secrets or other confidential information (including, without limitation any inventions, formulae, methods or products whether or not patented or patentable) directly or indirectly useful in any aspect of the Company's business, as conducted from time to time, as to which Executive is now, or at any time during his employment shall become, informed and which is not then generally known to the public or recognized as standard practice; and

          (b) During the employment period, upon termination of employment under this Agreement or at any subsequent time upon request, Executive will return promptly to the Company as its property, all corporate documents and records in whatever form they may exist, which are then in his custody, possession or control, including those related to trade secrets or other confidential information.

                                 ARTICLE III
                 ADMINISTRATION, ENFORCEMENT AND OTHER MATTERS

3.1  Integration.
     -----------

          With respect to the matters covered herein, this Agreement contains the entire agreement and understanding between Executive and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, whether or not fully performed by Executive before the effective date of this Agreement, between Executive and the Company. No amendments to this Agreement may be made except by a writing signed by both parties.

3.2  Confidential Information.
     ------------------------

          Executive acknowledges and stipulates that, in the performance of his duties hereunder, the Company may disclose to and entrust Executive with confidential, proprietary information. Executive agrees that all such confidential, proprietary information may be used by Executive only in the performance of his duties hereunder. Executive agrees that he will disclose such information only in the furtherance of his duties under this Agreement, and that he will use reasonable precautions to ensure that any such information remains confidential.

3.3  Severability; Governing Law.
     ---------------------------

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted under, and governed by, the laws of the State of California.

3.4  Title and Headings.
     ------------------

          Title and headings are for ease of reference and convenience only and shall not be construed to affect the meaning of any provision of this Agreement.

3.5  Notices.
     -------

          Any notices to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service or by registered or certified mail, postage prepaid, duly addressed to the secretary of the Company at its then principal place of business. Any such notice to Executive shall be given in like manner, and if mailed shall be addressed to Executive at his home address as recorded in the employment records of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given at the time of postmark date.

3.6  Nonassignability.
     ----------------

          This Agreement shall not be transferable or assignable by either Executive or the Company, except to the successor of the Company in the event of its reorganization, merger or consolidation, approved in writing by Executive. The terms, covenants and conditions of this Agreement shall be binding upon the Company and its successors in the event of dissolution, reorganization, consolidation or merger of the Company, approved in writing by Executive.

3.7  Attorneys' Fees and Costs for Proceedings.
     -----------------------------------------

          If any action at law or in equity, or any proceeding pursuant to
Section 3.10, is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

3.8  Full Settlement.
     ---------------

          The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

 3.9  Waiver.
      ------

          Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision, or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

3.10  Arbitration of Disputes.
      -----------------------

          Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, nonperformance, breach, termination, validity or enforceability of this Agreement shall be settled, at the request of either party, by arbitration conducted in accordance with the commercial arbitration rules or then existing rules for commercial arbitration of the American Arbitration Association before a single arbitrator chosen by the Company and Executive in accordance with the rules of the American Arbitration Association. The arbitration of such issues, including the determination of any amount of damages suffered by any party, shall be final and binding upon the parties to the maximum extent permitted by law, except that the arbitrator shall not be authorized to award punitive damages with respect to any such claim, dispute or controversy. The parties intend that this Section 3.10 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement and that any arbitration proceedings be concluded within 60 days after the initiation thereof and that all parties proceed on an expedited basis.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an authorized officer and Executive has executed this Agreement as of the date first above written.

                                 CATELLUS DEVELOPMENT CORPORATION



                                 By /s/  NELSON C. RISING
                                    -------------------------------
                                    Nelson C. Rising
                                    Chief Executive Officer



                                    "EXECUTIVE"



                                   /s/  TIMOTHY J. BEAUDIN
                                   -------------------------------
                                   Timothy J. Beaudin

                                   Exhibit A
                                   ---------

                        Stock Option Awards to Executive
                        --------------------------------

 Shares       Term     Initial Exercise Price
---------   --------   ----------------------

 50,000     10 years           $5.75

 50,000      7 years           $5.75


          The terms and conditions of the stock options to be granted to Executive shall be set forth in two separate agreements, one relating to the stock options having terms of 7 years and one relating to the stock options having terms of 10 years. Each agreement shall provide that (i) the options covered thereby will become exercisable in three equal annual installments commencing January 1, 1996; provided, that such options shall become immediately
                            --------
exercisable in full in the event that Executive's services are terminated after December 31, 1995 pursuant to paragraph 1.6(b)(iii) (relating to "Executive's termination for "Good Reason", as defined in the Employment Agreement) to which this Exhibit A is attached (the "Employment Agreement"); (ii) the initial exercise prices of the respective classes of options indicated above shall increase by 5% each January 1 during the respective terms thereof, commencing January 1, 1996; and (iii) the options shall otherwise conform to the requirements of the Company's existing Amended and Restated Executive Stock Option Plan and the terms of the Employment Agreement.

                                      A-1